Exhibit 5

LAW OFFICES
THOMPSON, WELCH, SOROKO & GILBERT LLP
3950 CIVIC CENTER DRIVE
SUITE 300
SAN RAFAEL, CA  94903
(415)  448-5000
FACSIMILE
(415) 448-5010

SAN FRANCISCO OFFICE
(415) 262-1200

April 22, 2013

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re:	BioTime, Inc.
Registration Statement on Form S-3

Ladies/Gentlemen:

We are counsel to BioTime, Inc. ("BioTime"), a California corporation, in connection with the offer and sale of the following BioTime common shares, no par value (“Shares”), and warrants to purchase Shares (“Warrants”):  (a) 1,423,553 outstanding Shares being registered for the account of certain selling security holders named in the Prospectus included in the Registration Statement (“Selling Security Holders”), (b) 649,998 outstanding Warrants being registered for the account of one of the Selling Security Holders, (c) 649,998 Shares issuable upon the exercise of the Warrants, (d) 172,533 outstanding Shares being registered for the account of LifeMap Sciences, Inc., a subsidiary of BioTime, and 1,286,174 outstanding Shares being registered for the account of OncoCyte Corporation, a subsidiary of BioTime.  The offer and sale of the foregoing Shares and Warrants is being registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 (the “Registration Statement”).

In connection with the foregoing, we have relied upon, among other things, our examination of such documents and records of BioTime, information provided by the Selling Security Holders, and certificates of BioTime officers and public officials as we deemed necessary for purposes of the opinions expressed below.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that:

1.           The outstanding Shares owned by the Selling Security Holders, LifeMap Sciences, Inc., and OncoCyte Corporation included in the Registration Statement are legally and validly issued and outstanding, fully paid and nonassessable.

Securities and Exchange Commission
April 22, 2013

2.           The outstanding Warrants owned by one of the Selling Security Holders included in the Registration Statement are legally and validly issued and outstanding and constitute binding obligations of BioTime, enforceable in accordance with their terms.

3.           When Shares are issued and sold upon the exercise of the Warrants in accordance with the terms of the Warrants and the Warrant Agreement governing the Warrants, the Shares so issued will be legally and validly issued and outstanding, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of California and the Federal laws of the United States of America.

We hereby consent to the filing of our opinion as an exhibit to the Registration Statement and reference to our firm under the heading “Legal Matters” in the Prospectus included therein.

Very truly yours,

s/Thompson, Welch, Soroko & Gilbert LLP

Thompson, Welch, Soroko & Gilbert LLP